UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2014

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

100 East Davie Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 29, 2014, Red Hat, Inc., a Delaware corporation (“Red Hat”), Inktank Storage, Inc., a Delaware corporation (“Inktank”), Diamond Software Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Red Hat (“Diamond”), and Fortis Advisors LLC, as holder agent, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the satisfaction or waiver of the conditions in the Merger Agreement, Red Hat will acquire Inktank through a merger of Diamond with and into Inktank (the “Merger”).

The consideration to be paid by Red Hat at the closing pursuant to the Merger Agreement is $175.0 million in cash, subject to adjustment based on the value of the net assets of Inktank as of the closing date and subject to reduction for (i) the aggregate value of outstanding options to purchase Inktank common stock assumed by Red Hat at closing, (ii) indebtedness of Inktank to be paid at closing and (iii) certain transaction costs incurred by Inktank. A portion of the cash to be paid by Red Hat at the closing ($19.0 million) will be held in escrow as security and recourse for indemnification obligations of the holders of shares of Inktank common stock and vested options. As a part of the transaction, Red Hat has agreed to issue Red Hat restricted stock units with an aggregate value of up to $15.0 million to certain key employees of Inktank as a retention incentive. The closing of the transaction is conditioned upon customary closing conditions, including approval by the stockholders of Inktank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2014	RED HAT, INC.

	By:	/s/ Charles E. Peters, Jr.
	Name:	Charles E. Peters, Jr.
	Title:	Chief Financial Officer